Exhibit 10.1

Proprietary and Confidential

Second Amendment to Engagement Letter

This Second Amendment (the “Second Amendment”) is to the Interim Chief Executive Officer Services Engagement Letter, dated December 6, 2019 and effective as of December 9, 2019, and amended on February 28, 2020 (the “First Amendment”), between Winter Harbor LLC (“Winter Harbor”) and Summer Infant, Inc. and its various affiliates and subsidiaries (collectively, the “Company”) (as amended, the “Original Engagement Letter”).

The parties hereby agree to amend the Original Engagement Letter as follows:

(1)	Stuart Noyes’ title shall be changed from Interim Chief Executive Officer to Chief Executive Officer (“CEO”).
(2)	Bruce Meier will be available to serve in an executive role for the Company to be identified and as approved by the Board of Directors of Summer Infant, Inc. (the “Board”), provided that Mr. Meier shall only accept such appointment after receiving evidence that Mr. Meier will be covered by the Company’s director and officer liability insurance policy.
(3)	Section 11(a) of the Original Engagement Letter is amended and restated to provide as follows: “Termination for Convenience. Either party may terminate this Agreement for convenience at any time on six months prior written notice to the other party, which notice period may be terminated early upon appointment of a replacement CEO.”
(4)	Section 11(b) of the Original Engagement Letter is amended and restated to provide as follows: “Termination for Cause. Either party may terminate this Agreement for cause, including, without limitation, a material breach of the Agreement, effective on written notice to the other party.”
(5)	Paragraph (b) of the First Amendment is deleted in its entirety.
(6)	Notwithstanding anything to the contrary in the Original Engagement Letter, during the term of the Original Engagement Letter, as amended by this Second Amendment, Mr. Noyes shall not, directly or indirectly provide interim management or advisory services, to a competitor of the Company. The foregoing shall not preclude Winter Harbor or its affiliates from representing a competitor of the Company provided that Mr. Noyes does not assist with such representation during the term of the Original Engagement Letter.
(7)	In addition, as approved by the Board and contingent on the effectiveness of this Second Amendment and subject to his acceptance, Mr. Noyes will be appointed as a member of the Board, provided that Mr. Noyes will only accept such appointment after receiving evidence that Mr. Noyes will be covered by the Company’s director and officer liability insurance policy.

This Second Amendment shall be deemed effective upon the execution of this Second Amendment by each of the parties below. Except to the extent expressly provided in this Second Amendment, the terms and conditions of the Original Engagement Letter shall remain in full force and effect. This Second Amendment and the Original Engagement Letter constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

[Signature page follows]

Winter Harbor LLC		Summer Infant, Inc.

By:	/s/ Stuart W. Noyes	By:	/s/ Edmund Schwartz

Name:	Stuart W. Noyes	Name:	Edmund Schwartz

Title:	Senior Managing Director	Title:	CFO

Date:	11/30/2020	Date:	11/30/2020